CONSENT TO THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This CONSENT TO THE AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this "Consent") is entered into on April 20, 2018, by and between Global Eagle Entertainment Inc., a Delaware corporation (the "Company"), and the party named on the signature pages hereto ("PAR").

W I T N E S S E T H:

WHEREAS, the Company and PAR, among others, entered into an Amended and Restated Registration Rights Agreement dated as of January 31, 2013 (as amended by Amendment No. 1 entered into on October 21, 2013, the "PAR Agreement");

WHEREAS, the Company and Searchlight II TBO-W, L.P. have entered into a warrantholders agreement, dated as of March 27, 2018 (the "Warrantholders Agreement");

WHEREAS, Section 2.9 to the PAR Agreement provides that the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights on parity with or senior to those granted the Holders under the PAR Agreement without the written consent of the Holders of at least fifty-one percent (51%) of the Registrable Securities then outstanding; and

WHEREAS, the Company has requested that the undersigned Holder-which has represented and warranted to the Company that it holds the requisite number of Registrable Securities to provide such a consent-consent to the registration rights provided by Article V of the Warrantholders Agreement, and the undersigned Holder is willing to provide such consent.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Consent, intending to be legally bound, hereby agree as follows:

Section 1.     Defined Terms. Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the PAR Agreement.

Section 2.     Consent. The undersigned Holder hereby consents to the provisions of Article V of the Warrantholders Agreement relating to rights therein of any Holders (as defined in the Warrantholders Agreement) to the extent that such rights are on parity with or senior to the rights of the Holders under the PAR Agreement, provided, however, that the foregoing consent shall not be effective during any period in which the Company fails to maintain an effective Resale Shelf Registration Statement (if PAR has so requested one) for so long as the PAR Agreement requires such Resale Shelf Registration Statement.

Section 3.     Effect of Consent. Except as explicitly modified by the terms of this Consent, the terms of the PAR Agreement shall remain in effect and are unchanged by this Consent.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Consent to be duly executed, all as of the day and year first above written.

COMPANY:

GLOBAL EAGLE ENTERTAINMENT INC.